Exhibit 10.2
EXECUTION VERSION
[Applied Digital Letterhead]
May 15, 2008
The Stanley Works
1000 Stanley Drive
New Britain, Connecticut 06053
Attention: Corporate Secretary
Ladies and Gentlemen:
          Reference is made to that certain Stock Purchase Agreement (as amended, restated, supplemented or otherwise modified from time to time, the “Agreement”), dated as of the date hereof, by and among The Stanley Works (the “Beneficiary”) and VeriChip Corporation (the “Seller”). Capitalized terms used but not defined in this guarantee (this “Guarantee”) are used as defined in the Agreement.
1.	To induce the Beneficiary to enter into the Agreement, the undersigned (the “Guarantor”) hereby agrees to cause the Seller to comply with its obligations under Section 8.1(a)(iii) of the Agreement to the extent such obligations relate to Third-Party Claims (the “Obligations”), and shall be directly liable from and after the Closing, as a primary obligor, to the Beneficiary for the amount of any Obligations that are not completely paid by the Seller when due. This is an unconditional guarantee of payment and not of collectibility. It is understood that each of the obligations of Seller under the Agreement (other than under Section 8.1(a)(iii) of the Agreement) shall not, by itself or themselves, constitute a liability under Section 8.1(a)(iii), although it is possible that the existence of a liability that is indemnifiable under Section 8.1(a)(iii) may arise from the same set of facts that give rise to a breach of a representation, warranty or covenant under the Agreement.

2.	The Guarantor hereby waives notice of acceptance of this Guarantee and notice of any Obligations, and waives presentment, demand for payment, protest, notice of dishonor or non-payment with respect to any of the Obligations or any suit or the taking of other action by Beneficiary against, and any other notice to, the Seller, the Guarantor or others (other than as required by the Agreement). The Beneficiary shall have the right to proceed first and directly against the Guarantor under this Guarantee without proceeding against any other Person or exhausting any other remedies that it may have and without resorting to any other security held by it.

3.	The Beneficiary may at any time and from time to time without notice to or consent of the Guarantor and without impairing or releasing the obligations of the Guarantor hereunder: (1) agree with the Seller to make any change in the terms of any obligation or liability of the Seller to the Beneficiary, (2) take or fail to take any action of any kind in respect of any security for any obligation or liability of the Seller to the Beneficiary, (3) exercise or refrain from exercising any rights against the Seller or others, or (4) compromise or subordinate any obligation or liability of the Seller to the Beneficiary including any security therefor; provided, however, that Beneficiary and Seller may not make any change to Section 8.1(a)(iii) of the Agreement, or any change to the scope of this Guarantee without the prior written consent of the Guarantor. All suretyship defenses are hereby waived by the Guarantor (except as set forth clauses (a) or (b) in the next paragraph).

4.	The Guarantor’s obligations under this Guarantee are absolute, irrevocable and unconditional and shall not be affected by the validity or enforceability of any Obligation or any instrument evidencing any Obligation, or by the validity, enforceability, perfection or existence of any collateral therefor or by any other circumstance relating to any Obligation that might otherwise constitute a legal or equitable discharge of or defense of a guarantor or surety (other than as a result of the payment of the Obligations), provided that (a) the Guarantor may interpose any counterclaim or setoff that the Seller is or would have been entitled to interpose, except for so long as, and to the extent, such counterclaim or setoff has already reduced the amount of the Obligations or (b) the Guarantor may interpose any defense that the Seller is or would have been entitled to interpose (other than any defense arising by reason of any disability, incapacity, bankruptcy or insolvency of the Seller, including by reason of any lack of authorization of the Obligations by the Seller). The Guarantor agrees that this Guarantee shall be reinstated if at any time payment, or any part thereof, of any of the Obligations, or interest thereon is rescinded or must otherwise be restored or returned by the Beneficiary upon the bankruptcy, insolvency, dissolution or reorganization of the Seller.

5.	The Guarantor agrees to pay all reasonable out-of-pocket expenses incurred by the Beneficiary (including the reasonable fees and expenses of counsel), to the extent incurred after demand under this Guarantee has been made and not timely honored, in connection with a breach of this Guarantee by the Guarantor.

6.	The Guarantor hereby represents as follows:
a.	The Guarantor has full power and authority to execute and deliver this Guarantee.

b.	No action on the part of the Guarantor is required to authorize the execution and delivery of this Guarantee (other than such actions that have been taken prior to the date hereof). The execution, delivery and performance of this Guarantee do not contravene the organizational documents of the Guarantor, any Law or any contractual restriction binding on the Guarantor or the Guarantor’s assets.

c.	No actions by, notices to, filings with, consents, licenses, clearances, authorizations, and approvals of, and registration and declarations with, any governmental or regulatory authority are necessary for the due execution and delivery of this Guarantee.

d.	This Guarantee constitutes the legal, valid, and binding obligation of the Guarantor, enforceable against the Guarantor in accordance with all of its terms and conditions (subject to the effect of any applicable bankruptcy, insolvency, reorganization, moratorium or similar Law affecting creditors’ rights generally). The enforceability of the Guarantor’s obligations is also subject to the effect of general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

e.	The Guarantor currently has the financial capacity to pay and perform the Guarantor’s obligations under this Guarantee.
7.	Neither this Guarantee nor any of the rights, interests or obligations hereunder shall be transferred by either party (whether by operation of law or otherwise) without the prior written consent of the other party, provided, however, that the Beneficiary may transfer any of its rights and obligations to any Affiliate of the Beneficiary, but no such assignment shall relieve the Beneficiary of its obligations hereunder. Any transfer of any rights, interests or obligations hereunder in violation of this section shall be null and void.

8.	This Guarantee may not be revoked or terminated and shall remain in full force and effect and shall be binding on the Guarantor, the Guarantor’s successors and permitted assignees until all of the Obligations to the extent payable under this Guarantee have been paid in full. Notwithstanding the foregoing, this Guarantee shall terminate and the Guarantor shall have no further obligation or liability under this Guarantee as of the termination of the Agreement in accordance with its terms; provided, that this Guarantee shall not so terminate as to any claim for which a notice setting forth in reasonable detail the basis for such claim has been given to the Guarantor prior to such termination until final resolution of such claim. Notwithstanding the foregoing, in the event that the Beneficiary asserts in any litigation or other proceeding relating to this Guarantee that any other provision of this Guarantee is illegal, invalid or unenforceable in whole or in part, or asserts any theory of liability against the Guarantor or any other Person with respect to this Guarantee, the Agreement or the transactions contemplated hereby or thereby other than the liability of the Guarantor under this Guarantee or the liability of the Seller under the Agreement, then (i) the obligations of the Guarantor under this Guarantee shall terminate ab initio and shall thereupon be null and void, and (ii) if the Guarantor has previously made any payments under this Guarantee, the Guarantor shall be entitled to recover such payments from the Beneficiary.

9.	All notices and other communications hereunder shall be in writing and shall be deemed given if mailed, delivered personally, telecopied (which is confirmed) or sent by an overnight courier service, such as Federal Express, to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):
If to the Guarantor:
Applied Digital Solutions, Inc.
1690 South Congress Ave., #201
Delray Beach, FL 33445
Attention: Lorraine Breece
Facsimile: 561-805-8001
with a copy to:
Baker Botts L.L.P.
2001 Ross Avenue
Dallas, Texas 75225
Attention: Sarah M. Rechter
Facsimile: 214-661-4419
If to the Beneficiary, as provided in the Agreement.

10.	To the fullest extent permitted by applicable Law, each party hereto (i) agrees that any claim, action or proceeding by such party seeking any relief whatsoever arising out of, or in connection with, this Guarantee or the transactions contemplated hereby shall be brought only in the United States District Court for the Southern District of New York or any New York State court, in each case, located in the Borough of Manhattan and not in any other State or Federal court in the United States of America or any court in any other country, (ii) agrees to submit to the exclusive jurisdiction of such courts located in the Borough of Manhattan for purposes of all legal proceedings arising out of, or in connection with, this Guarantee or the transactions contemplated hereby, (iii) waives and agrees not to assert any objection that it may now or hereafter have to the laying of the venue of any such proceeding brought in such a court or any claim that any such proceeding brought in such a court has been brought in an inconvenient forum, (iv) agrees that mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section 10 or any other manner as may be permitted by Law shall be valid and sufficient service thereof and (v) agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable Law.

11.	This Guarantee (a) constitutes the entire agreement and supersede all prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof and thereof and (b) are not intended to confer upon any Person other than the parties hereto and thereto any rights or remedies hereunder.

12.	This Guarantee may be amended, modified and supplemented in any and all respects, but only by a written instrument signed by all of the parties hereto expressly stating that such instrument is intended to amend, modify or supplement this Guarantee. Either party hereto may extend the time for the performance of any of the obligations or other acts of the other party. Any agreement on the part of a party to any such extension shall be valid only if set forth in an instrument in writing signed by or on behalf of such party. The failure of either party to this Guarantee to assert any of its rights under this Guarantee or otherwise shall not constitute a waiver of those rights.

13.	This Guarantee may be executed in two or more counterparts, all of which shall be considered one and the same agreement and shall become effective when two or more counterparts have been signed by each of the parties and delivered to the other parties.

14.	Promptly after entering into any agreement or arrangement with respect to, or effecting, any proposed sale, exchange, dividend or other distribution or liquidation of all or a significant portion of its assets in one or a series of transactions, any significant recapitalization or reclassification of its outstanding securities or any extraordinary transaction, the Guarantor will notify the Beneficiary in writing thereof pursuant to Section 9.

15.	Each party shall be entitled to equitable relief, including specific performance, in the event of any breach or threatened breach of this Guarantee.
[remainder of page intentionally left blank]

Very truly yours,

APPLIED DIGITAL SOLUTIONS, INC.

		By:	/s/ Joseph J. Grillo
		Name:	Joseph J. Grillo
		Title:	President and Chief Executive Officer

Accepted and Agreed:

THE STANLEY WORKS

By:	/s/ John F. Lundgren
Name:	John F. Lundgren
Title:	Chairman and Chief Executive Officer

5